Exhibit (n)(3)
CONSENT OF PROPOSED DIRECTOR
     Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to be named in Amendment No. 2 to the Joint Registration Statement on Form N-2 and Form N-5 filed by Fidus Investment Corporation and Fidus Mezzanine Capital, L.P. with the Securities and Exchange Commission on or about April 28, 2011 and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of Fidus Investment Corporation and Fidus Mezzanine Capital, L.P., and to all references to me in that connection.

/s/ Charles D. Hyman Name: Charles D. Hyman
Dated: April 28, 2011